Exhibit 10.12.1

Amendment to the MasterCard International Incorporated

Supplemental Executive Retirement Plan

The MasterCard International Incorporated Supplemental Executive Retirement Plan (the “SERP”), effective as of November 18, 1999, with amendments through December 31, 2002, shall be and hereby is amended by adding the following Article X, effective as of January 1, 2005.

ARTICLE X

AMENDMENTS REQUIRED BY SECTION 409A

Effective as of January 1, 2005

This Article X amends the Plan to avoid the imposition on any Participant or Beneficiary of a penalty tax under Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder (“Section 409A”). The provisions of this Article X shall apply notwithstanding any contrary provision of the Plan and shall supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between this Article X and such other provisions.

1. Effective as of January 1, 2005, the Retirement Benefit of each Participant who incurs a Termination from Service Date on or after January 1, 2005, whether or not vested, shall be subject to and administered in accordance with Section 409A.

2. Effective for Participants who incur a Termination from Service Date on or after April 1, 2005, the Retirement Benefit, if any, payable to a Participant shall be paid in a single lump sum on the first business day of the month following the date which is six months and one day after the date on which the Participant incurs a separation from service.

3. Effective for Benefit Starting Dates on and after January 1, 2005, no Retirement Benefit shall be paid in the form of a Ten-Year Certain Annuity and Section 4.1(b) of the SERP shall cease to be in effect.

4. Effective as of January 1, 2005, Section 3.2(c) shall cease to be in effect and a Participant shall not be permitted to defer the date, determined pursuant to Section 2 of this Article X, on which his Retirement Benefit is payable, notwithstanding that his employment with the Company and its subsidiaries is terminated due to a Change of Control.

5. Effective as of January 1, 2005, in the event of the death of a Participant before his Benefit Starting Date, the amount payable to his Beneficiary pursuant to Section 3.3 shall be paid in accordance with Section 3.3; provided, however, that such amount shall be paid ninety days following the date of the Participant’s death.

Exhibit 10.12.1

6. Effective as of January 1, 2005, the term “Termination from Service Date” shall mean a separation from service from the Company and its subsidiaries within the meaning of Section 409A of the Code.

7. Effective as of January 1, 2005, to the extent that any Participant receives in 2005 a lump sum distribution of his total Retirement Benefit, such distribution shall be deemed a termination of such Participant’s participation in the Plan in accordance with Q&A 20(a) of Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service.

8. Effective as of January 1, 2005, the Chief Administrative Officer of the Company (“Chief Administrative Officer”) shall have the unilateral right, without the consent of any employee, Participant or Beneficiary, to the extent that the Chief Administrative Officer deems necessary, appropriate or desirable to avoid the imposition on any person of a penalty tax under Section 409A (i) to adopt additional amendments to the Plan, including, without limitation, an amendment and restatement of the Plan; provided that such amendments do not materially increase benefits under the Plan or materially increase costs for the Company, (ii) to change the timing or manner of payment of any benefit under the Plan and (iii) to modify any such payment or benefit.

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Except as set forth herein, the SERP remains in full force and effect.